Rule 424(b)(5)
Registration No. 333-58606

PRICING SUPPLEMENT NO. 2
Dated October 16, 2001
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To Prospectus Dated April 20, 2001 (the "Prospectus")
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WASHINGTON GAS LIGHT COMPANY
MEDIUM-TERM NOTES, SERIES F
DUE ONE YEAR OR MORE FROM DATE OF ISSUE

Principal Amount: $20,000,000

[X] Fixed Rate Note                                 [   ] Floating Rate Note
[X] Book Entry Note                                [   ] Certificated Note

Issue Price (as a percentage of
     principal amount):                                 100%

Original Issue Date:                                 October 19, 2001

Maturity Date:                                         October 19, 2011

Redemption:

[X] Optional Redemption:
           Type:               [X] Make-whole redemption
                                             Make-Whole Premium: 0.20%
                                  [   ] Other Redemption
                                            Initial Redemption Price: _____
                                            Initial Redemption Date: _____
                                            Percentage amount by which Initial Redemption Price
                                            decreases each year: _____

[   ] Other Redemption
           Type: _________________________________
           Redemption price: ___________
           Redemption dates: Each payment date beginning ___________

Applicable Only to Fixed Rate Notes:

Interest Rate: 6.00%

Interest Payment Dates: March 15 and September 15

Applicable Only to Floating Rate Notes:

Base Rate:                                                    Maximum Interest Rate:         ___________
[   ] Commercial Paper Rate                          Minimum Interest Rate:          ___________
[   ] Prime Rate                                              Interest Reset Dates:             ___________
[   ] CD Rate                                                 Interest Reset Period:            ___________
[   ] Federal Funds Effective Rate                   Interest Payment Dates:         ___________
[   ] LIBOR                                                   Interest Payment Period:        ___________
[   ] Treasury Rate                                         Interest Determination Dates:  ___________
[   ] Other Rate

Initial Interest Rate:             ___________
    Index Maturity:               ___________
Spread (plus or minus):       ___________
    Spread Multiplier:           ___________

This Pricing Supplement relates to the original issuance and sale by Washington Gas Light Company of the Medium-Term Notes, Series F, described herein through Salomon Smith Barney $5,000,000 and Banc One Capital Markets, Inc. $15,000,000, as Agents.